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EXHIBIT 2.3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------------x
                                          :
In re                                     :         Chapter 11 Case Nos.
                                          :
LORAL SPACE                               :         LEAD CASE 03-41710 (RDD)
 & COMMUNICATIONS LTD., et al.,           :         03-41709 (RDD) through
                                          :         03-41728 (RDD)
         Debtors.                         :         (Jointly Administered)
                                          :
------------------------------------------x

                        ORDER CONFIRMING DEBTORS' FOURTH
                   AMENDED JOINT PLAN OF REORGANIZATION UNDER
                 CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

      The Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 3, 2005, having been filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") by Loral Space & Communications Ltd. ("Loral Ltd.") and its affiliated debtors in the above referenced chapter 11 cases (collectively, the "Debtors")(3); and the Plan Documents (as such documents have been or may be further amended or supplemented, the "Plan Supplement") having been filed with the Bankruptcy Court by the Debtors on June 29, 2005; and the Bankruptcy Court having entered, after due notice and a hearing, an Order, dated June 3, 2005,
(i) Approving the Notice of the Disclosure Statement Hearing; (ii) Approving the Disclosure Statement; (iii) Fixing a Record Date; (iv) Approving the Notice and Objection Procedures in Respect of Confirmation of the Plan;

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   (3) Such plan, as amended and modified as provided herein, is hereinafter referred to as the "Plan of Reorganization." Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Plan of Reorganization. A copy of the Plan of Reorganization is annexed hereto as Exhibit A.

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(v) Approving Solicitation Packages and Procedures for the Distribution Thereof;
(vi) Approving the Forms of Ballots and Establishment of Procedures for Voting on the Plan and Setting Date for Hearing on Confirmation of Plan; (vii)
Approving the Form of Notices to Non-Voting Classes Under the Plan; and (viii) Approving the Subscription Form for Purposes of the Rights Offering (the "Disclosure Statement Order"); and the Disclosure Statement for Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
(the "Disclosure Statement") and the Plan of Reorganization and the Solicitation Packages (as defined below) having been distributed to holders of Claims entitled to vote thereon as provided in the Disclosure Statement Order; and due notice of (i) entry of the Disclosure Statement Order, (ii) the Confirmation Hearing, (iii) the deadline for voting on, and/or objecting to, the Plan of Reorganization having been provided to holders of Claims against and Equity Interests in the Debtors and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), as established by the affidavits of service, mailing, and/or publication filed with the Bankruptcy Court (collectively, the "Notice Affidavits"),(4) and (iv) the final date by which a holder of an Orion General Unsecured Claim may elect to subscribe to the Rights Offering, including the subsequent notice of this extended deadline, having been filed with the Bankruptcy Court on July 1, 2005, and such notice

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    (4) The Notice Affidavits include the following: (i) Affidavit of
Publication of The Wall Street Journal (Global), sworn to on June 9, 2005 by Mike Henley, Advertising Clerk of the Publisher of The Wall Street Journal (Global), and filed with the Court on June 14, 2005 [Docket No. 2092]; (ii) Affidavit of Publication of The New York Times, sworn to on June 9, 2005 by Jo Sniderski, Principal Clerk of the Publisher of The New York Times, and filed with the Court on June 14, 2005 [Docket No. 2093]; (iii) Affidavit of Publication of the International Herald Tribune, sworn to on June 13, 2005 by Judith King, principal and Legal Notice Manager of the International Herald Tribune, and filed with the Court on June 14, 2005 [Docket No. 2094]; and (iv) Affidavit of Service of Jane Sullivan of Financial Balloting Group LLC, sworn to on June 15, 2005, and filed with the Court on June 16, 2005 [Docket No. 2105].

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being sufficient under the circumstances and no other or further notice being required; and the Disclosure Statement (with the Plan of Reorganization annexed thereto as Exhibit A) and the Plan Supplement having been posted at www.bsillc.com in accordance with the Disclosure Statement Order; and after full consideration of (i) the Debtors' Memorandum of Law in Support of Confirmation of Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 12, 2005, (ii) the certification filed by the Debtors' Bankruptcy Court-appointed voting and tabulation agent, Financial Balloting Group LLC ("FBG"), dated July 11, 2005, regarding the methodology applied to the tabulation of the voting results and the voting results with respect to Plan of Reorganization (the "Voting Affidavit"), (iii) each of the responses, objections and reservations filed by certain parties (collectively, the "Objectors") with respect to confirmation of the Plan of Reorganization, including (a) the Objection to Confirmation on the Basis That Fees Assessed by Professionals Representing Debtor/Creditor Entity as Well as Significant Post-Petition Increases in Executive Compensation of the Debtor Have Been Improperly Charged to the Debtor. The Values of the Debtor Have Contracted, Hence These Fees and Excessive Compensation Should Be Disgorged During the Post-Petition Period and Returned to the Estates at Confirmation Which Is to Be Heard on July 13, 2005, dated July 13, 2005 [Docket No. 2176] (the "LSPC Fee Objection"), filed by Tony Christ on behalf of the unofficial Loral Stockholders Protective Committee (the "LSPC"), (b) the Letter from Margaret & William Harrison, dated July 2, 2005 [Undocketed] (the "Harrison Letter"), (c) the ERISA Plaintiffs' Objection to Confirmation of Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 7, 2005 [Docket

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No. 2158] (the "ERISA Objection"), (d) the Oracle Corporation's Objection to
Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 7, 2005 [Docket No. 2159] (the "Oracle Objection"),
(e) the Objection of the Official Committee of Equity Security Holders (the "Equity Committee") to Confirmation of the Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 7, 2005 [Docket No. 2160] (the "Equity Committee's Objection"), (f) the Limited Objection of the LM Entities to Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 2170] (the "LM Objection"), (g) the Reservation of Rights of MHR Fund Management LLC in Connection With the Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 8, 2005 [Docket No. 2168] (the "MHR Reservation"), (h) the Motion Objecting to Feasibility Under 1129(a) (11) of the Fourth Amended Plan & Disclosure Statements or the Plan Significantly Understates Loral's Values, the Fiduciaries Have Not Shown Adequate Duty or Care, dated July 11, 2005 [Undocketed] (the "LSPC Confirmation Objection"), and
(i) the Report of Findings from Loral Ltd. Contracts for Satellites and Services in Support of the LSPC's Opposition to Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, undated [Undocketed] (the "Ivaldy Pleading;" and, together with the LSPC Fee Objection, the Harrison Letter, the Oracle Objection, the Equity Committee's Objection, the LM Objection, the MHR Reservation and the LSPC Confirmation Objection, collectively, the "Objections"), (iv) the responses to the Objections filed with the Bankruptcy Court, including (x) the Debtors' Omnibus Response to Objections to Confirmation of the Plan, dated July 12,

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2005, and (y) the Official Committee of Unsecured Creditors' Memorandum of Law
in Support of Confirmation of Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Omnibus Reply to Plan Confirmation Objections and Objection to Motion for Leave to Prosecute Claim, dated July 12, 2005; and the hearing to consider confirmation of the Plan of Reorganization having been held before the Bankruptcy Court on July 13, 15, 18, 19, 20, 21 and 25, 2005 (the "Confirmation Hearing"); and the Bankruptcy Court having reviewed and considered the Plan of Reorganization, the Disclosure Statement, the Disclosure Statement Order, the Plan Supplement, the Objections and the responses thereto and all related documents; and the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing, including the testimony therein and the exhibits admitted into evidence; and upon all of the proceedings had before the Bankruptcy Court and upon the entire record of the Confirmation Hearing; and the Bankruptcy Court having determined based upon all of the foregoing that the Plan of Reorganization should be confirmed, as reflected by the Bankruptcy Court's rulings made herein and on the record of the Confirmation Hearing including, without limitation, the Bankruptcy Court's decision (the "Decision") rendered at the conclusion of the Confirmation Hearing on July 25, 2005; and after due deliberation and sufficient cause appearing therefor, it hereby is DETERMINED, FOUND, ADJUDGED, DECREED:

                                FINDINGS OF FACT

            A. Findings. The findings set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court's findings of fact pursuant to Rule 52 of the Federal Rules of Civil Procedure, as

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                  made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.

            B. Exclusive Jurisdiction, Venue, Core Proceeding (28 U.S.C. Sections 157(b)(2), 1334(a)). This Court has jurisdiction over the Debtors' Reorganization Cases, the confirmation of the Plan of Reorganization and the Objections pursuant to 28 U.S.C. Section 1334. Confirmation of the Plan of Reorganization is a core proceeding pursuant to 28 U.S.C.
                  Section 157(b), and this Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

            C. Commencement of the Reorganization Cases. On July 15, 2003 (the "Commencement Date"), the Debtors commenced with this Court voluntary cases under chapter 11 of the Bankruptcy Code. By Order of this Court, dated July 15, 2003, the Reorganization Cases were consolidated for procedural purposes only and have been jointly administered. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in these cases.

            D. Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Debtors' Reorganization Cases maintained by the Clerk of the Bankruptcy Court, including, without limitation, all pleadings

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                  and other documents filed, all orders entered, and all
                  evidence and arguments made, proffered, adduced and/or presented at the hearings held before the Bankruptcy Court during the pendency of the Reorganization Cases.

            E. Burden of Proof. The Debtors have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

            F. Solicitation and Notice. On June 3, 2005, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, approved the Disclosure Statement, finding that it contained "adequate information" within the meaning of section 1125 of the Bankruptcy Code, and established procedures for the Debtors' solicitation of votes on the Plan of Reorganization. The (a) Disclosure Statement, (b) Disclosure Statement Order, (c) Notice of (i) Approval of Disclosure Statement; (ii) Establishment of Record Date; (iii) Hearing on Confirmation of the Plan and Procedures for Objecting to Confirmation of the Plan; and (iv) Procedures and Deadline for Voting on the Plan (the "Confirmation Hearing Notice"), (d) Ballots and (e) Subscription Forms (collectively, the "Solicitation Packages") were served in compliance with the Bankruptcy Rules and the Disclosure Statement Order. As described in the Disclosure Statement Order and as evidenced by the Notice Affidavits, (i) the service of the Solicitation Packages was adequate and sufficient under the circumstances of these

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                  Reorganization Cases, and (ii) adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines, hearings and matters described in the Disclosure Statement Order was timely provided in compliance with the Bankruptcy Rules, and provided due process to all parties in interest.

            G. As is evidenced by the Notice Affidavits, all parties required to be provided notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan of Reorganization) have been given due, proper, timely and adequate notice in compliance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order, and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

            H. Voting. Votes on the Plan of Reorganization were solicited after disclosure of "adequate information" as defined in section 1125 of the Bankruptcy Code. As evidenced by the Voting Affidavit, votes to accept or reject the Plan of Reorganization have been solicited and tabulated fairly, in good faith and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code and the Bankruptcy Rules.

            I. Plan Supplement. On June 29, 2005, the Debtors filed the Plan Supplement, which includes the following documents: (i) draft New Skynet Notes Indenture, (ii) Form of New Skynet Note,
                  (iii)

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                  Registration Rights Agreement (New Loral Common Stock, New
                  Skynet Preferred Stock and New Skynet Notes), (iv) Subscription Forms for Rights Offering, (v) New Loral Certificate of Incorporation, (vi) New Loral Bylaws, (vii) New Skynet Certificate of Incorporation, (viii) Certificate of Designation of New Skynet Preferred Stock, (ix) New Skynet Bylaws, (x) New SS/L Certificate of Incorporation, (xi) New SS/L Bylaws, (xii) Loral SpaceCom Corporation Certificate of Incorporation, (xiii) Loral SpaceCom Corporation Bylaws, (xiv) Loral Space & Communications Holdings Corporation (f/k/a Loral Space & Communications Corporation) Certificate of Incorporation, (xv) Loral Space & Communications Holdings Corporation (f/k/a Loral Space & Communications Corporation) Bylaws, (xvi) Certificate of Amendment to Certificate of Incorporation of (a) Loral Space & Communications Corporation (n/k/a Loral Space & Communications Holdings Corporation), (b) Loral Communications Services, Inc., (c) Loral CyberStar Services, Inc., (d) Loral Skynet Network Services, Inc. and
                  (e) Loral CyberStar International, Inc., (xvii) Backstop Commitment Agreement, (xviii) New Management Stock Plan, (xix) Form of New Loral Employment Contract, (xx) Form of Employment Contract of Bernard L. Schwartz, (xxi) SERP Amendment, (xxii) List of Subsidiaries that Will Be Merged or Dissolved and Assets to Be Transferred, (xxiii) Schedule of Executory Contracts and Unexpired Leases to Be Assumed Pursuant to the Plan (Schedule 8.1 to the Plan of Reorganization) and (xxiv) List of Surviving Debtors Whose Organizational Documents Are Not Being Revised. In addition, on June 29, 2005 (as supplemented on June 30, 2005), an updated draft form of the Indenture for the New Skynet Notes (the "Indenture"), and a marked copy of the Indenture showing changes from the form Indenture that was filed as an Exhibit to the Form T-3 with the Securities and Exchange Commission, were each filed by the Debtors with this Court as an exhibit to the Plan Supplement. In addition, on or about July 1, 2005, the Debtors filed with this Court and sent to holders of Orion General Unsecured Claims the Notice of Extension of Subscription Expiration Date in Connection with the Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code. Thereafter, the Debtors sent to each holder of an Orion General Unsecured Claim the following: (i) revised Subscription Forms in connection with the notice of the extension of the Subscription Expiration Date, and (ii) a revised term sheet (the "Revised Term Sheet") marked to show the significant differences between the terms contained in the term sheet attached as Exhibit B to the Plan of Reorganization and the terms of the Indenture filed as part of the Plan Supplement. In addition, a copy of the Revised Term Sheet and the Indenture was posted at www.bsillc.com. All such materials shall be included in the definition of Plan Supplement for purposes hereof. All such materials comply with the terms of the Plan of Reorganization, and the notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.

                        MODIFICATIONS TO THE PLAN OF REORGANIZATION

            J.    The following modifications are hereby made to the Plan of
                  Reorganization:

                        a) The Plan of Reorganization is modified to include the following Section:

                        11.12. LIMITATIONS ON EXCULPATION AND RELEASES OF REPRESENTATIVES.

                              Nothing in Sections 11.8 or 11.9 of the Plan of
                        Reorganization shall (i) be construed to release or exculpate any entity from fraud, malpractice, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts, or
                        (ii) limit the liability of the professionals of the Debtors, the Reorganized Debtors, the Creditors' Committee or the Equity Committee to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

                        b) Section 8.7 of the Plan of Reorganization shall include the following additional language:

                              Notwithstanding the provisions of Section 8.7 of
                        the Plan of Reorganization, New Loral shall indemnify, hold harmless and reimburse all persons who are or were directors, officers and/or employees of the Debtors on the Commencement Date or at any time thereafter against and for any and all obligations incurred directly or indirectly with respect to any taxes owed by the Debtors for the period prior to the Effective Date (including interest and penalties) to any governmental entity and as to which the Debtors are the primary obligors. Nothing herein shall in any way limit any rights to indemnification of any post-Effective Date directors, officers and/or employees with respect to any taxes owed by the Reorganized Debtors with respect to the period subsequent to the Effective Date.

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                        c)    Exhibit B to the Plan of Reorganization shall be
                              replaced in its entirety with Exhibit B annexed hereto.

            K. The Plan of Reorganization, as modified by the above modifications (the "Modifications"), shall constitute the Plan of Reorganization.

            L. The Modifications do not adversely affect the treatment of any Claims against or Equity Interests in the Debtors under the Plan of Reorganization.

            M. In accordance with Bankruptcy Rule 3019, all holders of Claims against the Debtors who voted to accept the Plan of Reorganization are hereby deemed to have accepted the Plan of Reorganization as amended consistent with the Modifications.

            N. No holder of a Claim against the Debtors who has voted to accept the Plan of Reorganization shall be permitted to change its acceptance to a rejection as a consequence of the Modifications.

            O. The Debtors' disclosure of the Modifications, including on the record of the Confirmation Hearing, constitutes due and sufficient notice thereof.

            P. The Modifications incorporated in the Plan of Reorganization comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

            Q. Plan of Reorganization's Compliance With the Bankruptcy Code (11 U.S.C. Section 1129(a)(1)). The Plan of Reorganization complies with the applicable provisions of the Bankruptcy Code and, as required by

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                  Bankruptcy Rule 3016(a), the Plan of Reorganization is dated and identifies the Debtors as the Plan of Reorganization proponents, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

            R. Proper Classification (11 U.S.C. Sections 1122, 1123(a)(1)). As required by section 1123(a)(1) of the Bankruptcy Code, in addition to Administrative Expense Claims and Priority Tax Claims, which need not be classified, Section 3.1 of the Plan of Reorganization designates twenty-two (22) Classes of Claims against and Equity Interests in the Debtors, comprised of seventeen (17) Classes of Claims and five (5) Classes of Equity Interests. As required by section 1122(a) of the Bankruptcy Code, the Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. A reasonable basis exists for separately classifying the various Classes of Claims and Equity Interests under the Plan of Reorganization. The separate classification of various Claims and Equity Interests under the Plan of Reorganization is reasonable and necessary and complies with sections 1122 and 1123(a)(1) of the Bankruptcy Code.

            S.    Specified Unimpaired Classes (11 U.S.C. Section 1123(a)(2)).
                  Section 3.1 of the Plan of Reorganization specifies that Ltd. Class 1 (Other Priority Claims against the Ltd. Debtors), Ltd. Class 2 (Secured Tax Claims against the Ltd. Debtors),(5) Ltd. Class 3 (Secured Claim against

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   (5) No holders of Claims in Ltd. Class 2 (Secured Tax Claims against the
Ltd. Debtors), Orion Class 2 (Secured Tax Claims against the Orion Debtors) and SS/L Class 2 (Secured Tax Claims against the SS/L

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                  the Ltd. Debtors), Orion Class 1 (Other Priority Claims
                  against the Orion Debtors), Orion Class 2 (Secured Tax Claims against the Orion Debtors), Orion Class 3 (Secured Claims against the Orion Debtors), Orion Class 5 (Orion Equity Interests), SpaceCom Class 1 (Other Priority Claims against the SpaceCom Debtors), SpaceCom Class 3 (Secured Claims against the SpaceCom Debtors), SpaceCom Class 4 (SpaceCom General Unsecured Claims), SpaceCom Class 5 (SpaceCom Equity Interests), SS/L Class 1 (Other Priority Claims against the SS/L Debtors), SS/L Class 2 (Secured Tax Claims against the SS/L Debtors), SS/L Class 3 (Secured Claims against the SS/L Debtors), SS/L Class 4 (SS/L General Unsecured Claims) and SS/L Class 5 (SS/L Equity Interests) are unimpaired under the Plan of Reorganization, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

            T. Specified Treatment of Impaired Classes (11 U.S.C. Section 1123(a)(3)). Section 3.1 of the Plan of Reorganization designates Ltd. Class 4 (Ltd. General Unsecured Claims), Ltd. Class 5 (Ltd. Preferred Stock Interests), Ltd. Class 6 (Ltd. Equity Interests), Ltd. Class 7 (Securities Litigation Claims), Orion Class 4 (Orion General Unsecured Claims) and SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors) as impaired, and Sections 4.4, 4.5, 4.6, 4.7, 4.11 and 4.14 of

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Debtors) voted to accept or reject the Plan of Reorganization. As authorized under Sections 4.2, 4.9 and 4.19 of the Plan of Reorganization, the Debtors have determined to pay holders of Allowed Secured Tax Claims against the Ltd. Debtors, the Orion Debtors and the SS/L Debtors, if any, in full, plus interest. As a result, Ltd. Class 2, Orion Class 2 and SS/L Class 2 are unimpaired and are deemed to have accepted the Plan. 11 U.S.C. Sections 1124 and 1126(f).

                  the Plan of Reorganization, respectively, set forth the treatment of such impaired Claims and Equity Interests, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

            U. No Discrimination (11 U.S.C. Section 1123(a)(4)). Section 4 of the Plan of Reorganization provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

            V.    Implementation of the Plan of Reorganization (11 U.S.C.
                  Section 1123(a)(5)). Section 5 of the Plan of Reorganization provides for adequate means for implementation of the Plan of Reorganization with respect to each Debtor, thereby satisfying section 1123(a)(5) of the Bankruptcy Code. Specifically, the Plan of Reorganization and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan of Reorganization, including (i) substantive consolidation of the Ltd. Debtors, the Orion Debtors, the SpaceCom Debtors and the SS/L Debtors, respectively, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation and distribution, (ii) effectuation of the Restructuring Transactions, including the transfer of certain assets in connection therewith and the treatment of Debtor Intercompany Claims, including the reduction and discharge of such claims owed by Ltd. to Loral Satellite, Inc. (or its successor) and SpaceCom in accordance with the Restructuring Transactions,
                  (iii) the Rights Offering, (iv) the issuance of the New Loral Common Stock, the New Skynet Preferred Stock and the New Skynet Notes and (v) the deemed automatic cancellation of the promissory notes, share certificates for the existing common stock of Loral Ltd., share certificates for the existing preferred stock of Loral Ltd., Ltd. Notes, Orion 10% Notes, Orion Stub Notes, the Indentures and other instruments evidencing any Claims or Equity Interests, provided, however, that the Ltd. Notes, Orion 10% Notes, Orion Stub Notes and Indentures shall remain in effect solely for the purposes of
                  (a) allowing the holders of Note Claims to receive their distributions under the Plan of Reorganization, (b) allowing the Indenture Trustee to make distributions on account of the Ltd. Notes, Orion 10% Notes and Orion Stub Notes and (c) permitting each Indenture Trustee to assert its Charging Lien against such distributions for payment of the Indenture Trustee Fees.

            W. Nonvoting Equity Securities/Allocation of Voting Power (11 U.S.C. Section 1123(a)(6)). Section 10.3 of the Plan of Reorganization provides that the New Loral Certificate of Incorporation, the New Skynet Certificate of Incorporation and the Reorganized Subsidiary Debtors' Certificates of Incorporation shall contain provisions necessary to prohibit the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

            X. Designation of Directors and Officers (11 U.S.C. Section 1123(a)(7)). Section 10 of the Plan of Reorganization sets forth the procedures for the selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors and equity security holders and public policy. On July 1, 2005, the Debtors timely filed with the Bankruptcy Court the List of Directors and Officers for the Reorganized Debtors in Connection with the Debtors' Fourth Amended Joint Plan Under Chapter 11 of the Bankruptcy Code (as amended on July 10, 2005, the "List of Directors and Officers"), which discloses, among other things, the names of the members of the initial New Loral Board, the initial New Skynet Board, the initial New SS/L Board, the initial Reorganized Subsidiary Debtors' Boards and the officers for the Reorganized Debtors. Section 1123(a)(7) of the Bankruptcy Code has been satisfied.

            Y. Additional Plan Provisions (11 U.S.C. Section 1123(b)). The provisions of the Plan of Reorganization are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code.

                        i. Impairment/Unimpairment of Any Class of Claims or Interests (Section 1123(b)(1)). Pursuant to
                              Section 3.1 of the Plan of Reorganization, (i) Ltd. Class 4 (Ltd. General

                              Unsecured Claims), Ltd. Class 5 (Ltd. Preferred Stock Interests), Ltd. Class 6 (Ltd. Equity Interests), Ltd. Class 7 (Securities Litigation Claims), Orion Class 4 (Orion General Unsecured Claims) and SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors) are impaired; and
                              (ii) Ltd. Class 1 (Other Priority Claims against the Ltd. Debtors), Ltd. Class 2 (Secured Tax Claims against the Ltd. Debtors), Ltd. Class 3 (Secured Claim against the Ltd. Debtors), Orion Class 1 (Other Priority Claims against the Orion Debtors), Orion Class 2 (Secured Tax Claims against the Orion Debtors), Orion Class 3 (Secured Claims against the Orion Debtors), Orion Class 5 (Orion Equity Interests), SpaceCom Class 1 (Other Priority Claims against the SpaceCom Debtors), SpaceCom Class 3 (Secured Claims against the SpaceCom Debtors), SpaceCom Class 4 (SpaceCom General Unsecured Claims), SpaceCom Class 5 (SpaceCom Equity Interests), SS/L Class 1 (Other Priority Claims against the SS/L Debtors), SS/L Class 2 (Secured Tax Claims against the SS/L Debtors), SS/L Class 3 (Secured Claims against the SS/L Debtors), SS/L Class 4 (SS/L General Unsecured Claims) and SS/L Class 5 (SS/L

                              Equity Interests) are unimpaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

                        ii. Assumption and Rejection of Executory Contracts (11 U.S.C. Section 1123(b)(2)). Section 8.1 of the Plan of Reorganization provides for the rejection of the executory contracts and unexpired leases of the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as an executory contract or unexpired lease to be assumed on Schedule 8.1 to the Plan of Reorganization.

            Z.    The Debtors' Compliance With the Bankruptcy Code (11 U.S.C.
                  Section 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules for the Southern District of New York (the "Local Rules") in transmitting the

                  Solicitation Packages and related documents and notices, and in soliciting and tabulating the votes on the Plan of Reorganization.

            AA.   Plan of Reorganization Proposed in Good Faith (11 U.S.C.
                  Section 1129(a)(3)). The Debtors have proposed the Plan of Reorganization in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the facts and record of these Reorganization Cases, the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in these Reorganization Cases. The Plan of Reorganization was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors. The Plan of Reorganization was negotiated at arms'-length among representatives of the Debtors, the Creditors' Committee, the Backstop Purchasers and the ad hoc committee of certain trade creditors of Space Systems/Loral, Inc. and Loral SpaceCom Corporation. The Plan of Reorganization is supported by the Creditors' Committee and the Backstop Purchasers. Further, the Plan of Reorganization's classification, indemnification, exculpation, release and injunction provisions have been negotiated in good faith and at arms'-length, are each necessary for the Debtors' successful reorganization and are consistent with sections 105, 1122, 1123(b)(3)(A), 1129 and 1142 of the Bankruptcy Code. All Objections based on an alleged lack of good faith are overruled based on the Decision and the record of the Confirmation Hearing.

            BB. Payment for Services or Costs and Expenses (11 U.S.C. Section 1129(a)(4)). Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan of Reorganization, for services or for costs and expenses in connection with the Reorganization Cases, or in connection with the Plan of Reorganization and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, this Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

            CC. Directors, Officers and Insiders (11 U.S.C. Section 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors after confirmation of the Plan of Reorganization have been fully disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed.

            DD. No Rate Changes (11 U.S.C. Section 1129(a)(6)). The Plan of Reorganization does not provide for rate changes subject to the jurisdiction of any governmental regulatory agency by the Reorganized Debtors. Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Reorganization Cases.

            EE. Best Interests of Creditors (11 U.S.C. Section 1129(a)(7)). The Plan of Reorganization satisfies section 1129(a)(7) of the Bankruptcy Code. There was no objection to the Plan of Reorganization on this basis. The liquidation analyses provided in the Disclosure Statement, as supported by evidence proffered, adduced and/or presented at the Confirmation Hearing, including the claims that would arise upon the termination of the Debtors' businesses and the liquidation of their assets, (i) are persuasive and credible, (ii) have not been controverted by other evidence and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan of Reorganization or will receive or retain under the Plan of Reorganization, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Ltd. Debtors, the Orion Debtors, the SpaceCom Debtors and the SS/L Debtors, as applicable, were liquidated under chapter 7 of the Bankruptcy Code on such date.

            FF. Acceptance by Certain Classes (11 U.S.C. Section 1129(a)(8)). Ltd. Class 1 (Other Priority Claims against the Ltd. Debtors), Ltd. Class 2 (Secured Tax Claims against the Ltd. Debtors), Ltd. Class 3 (Secured Claims against the Ltd. Debtors), Orion Class 1 (Other Priority Claims against the Orion Debtors), Orion Class 2 (Secured Tax Claims against the Orion Debtors), Orion Class 3 (Secured Claims against the Orion Debtors), Orion Class 5 (Orion Equity Interests), SpaceCom Class 1 (Other Priority Claims against the SpaceCom Debtors), SpaceCom Class 3 (Secured Claims against the SpaceCom Debtors), SpaceCom Class 4 (SpaceCom General Unsecured Claims), SpaceCom Class 5 (SpaceCom Equity Interests), SS/L Class 1 (Other Priority Claims against the SS/L Debtors), SS/L Class 2 (Secured Tax Claims against the SS/L Debtors), SS/L Class 3 (Secured Claims against the SS/L Debtors), SS/L Class 4 (SS/L General Unsecured Claims) and SS/L Class 5 (SS/L Equity Interests) are Classes of unimpaired Claims and Equity Interests, as applicable, that are conclusively presumed to have accepted the Plan of Reorganization in accordance with section 1126(f) of the Bankruptcy Code. Ltd Class 4 (Ltd. General Unsecured Claims), Orion Class 4 (Orion General Unsecured Claims), and SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors) have voted to accept the Plan of Reorganization in accordance with sections 1126(b) and (c) of the Bankruptcy Code. Ltd. Class 5 (Ltd. Preferred Stock Interests), Ltd. Class 6 (Ltd. Equity Interest) and Ltd. Class 7 (Securities Litigation Claims) are impaired by the Plan of Reorganization and are not entitled to receive or retain any property under the Plan of Reorganization and, therefore, are deemed to have rejected the Plan of Reorganization pursuant to section

                  1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code is not satisfied as a result of the deemed rejection of Ltd. Class 5, Ltd. Class 6 and Ltd. Class 7, the Plan of Reorganization may nevertheless be confirmed because the Plan of Reorganization satisfies section 1129(b) of the Bankruptcy Code with respect to Ltd. Class 5, Ltd. Class 6 and Ltd. Class 7.

            GG. Treatment of Administrative Expense Claims, Tax Claims and Other Priority Claims (11 U.S.C. Section 1129(a)(9)). The treatment of Allowed Administrative Expense Claims pursuant to Sections 2.1(a) - (d) of the Plan of Reorganization, and Priority Non-Tax Claims pursuant to Sections 4.1, 4.8, 4.13 and 4.18 of the Plan of Reorganization, satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code. The treatment of Priority Tax Claims pursuant to Section 2.4 of the Plan of Reorganization satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

            HH. Acceptance By Impaired Class of Claims (11 U.S.C. Section 1129(a)(10)). At least one Class of impaired Claims against the Ltd. Debtors, the Orion Debtors, and the SpaceCom Debtors, respectively, has accepted the Plan of Reorganization, determined without including any acceptance of the Plan of Reorganization by insiders. Specifically, Ltd Class 4 (Ltd. General Unsecured Claims), Orion Class 4 (Orion General Unsecured Claims) and SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors) voted to accept the Plan of

                  Reorganization by the requisite majorities mandated under
                  section 1126 of the Bankruptcy Code, determined without including any acceptance of the Plan of Reorganization by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code. Additionally, as there is no impaired Class of Claims against the SS/L Debtors, section 1129(a)(10) of the Bankruptcy Code is inapplicable thereto.

            II. Feasibility (11 U.S.C. Section 1129(a)(11)). The evidence proffered, adduced and/or presented at the Confirmation Hearing with respect to the showing required by section 1129(a)(11) of the Bankruptcy Code (i) is persuasive and credible, (ii) has not been controverted by other evidence and
                  (iii) establishes that the Plan of Reorganization is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan of Reorganization and in the ordinary course of their businesses, and that confirmation of the Plan of Reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

            JJ.   Payment of Fees (11 U.S.C. Section 1129(a)(12)). Pursuant to
                  Section 14.6 of the Plan of Reorganization, on the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930, chapter 123, of title 28 of the United States Code, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

            KK. Continuation of Retiree Benefits (11 U.S.C. Section 1129(a)(13)). Section 8.10 of the Plan of Reorganization provides that the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof. Accordingly, the Plan of Reorganization satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

            LL.   No Unfair Discrimination; Fair and Equitable (11 U.S.C.
                  Section 1129(b)). Ltd. Class 5 (Ltd. Preferred Stock Interests), Ltd. Class 6 (Ltd. Equity Interests) and Ltd. Class 7 (Securities Litigation Claims) (collectively, the "Rejecting Classes") are deemed to have rejected the Plan of Reorganization. Based upon the evidence proffered, adduced and/or presented at the Confirmation Hearing, the Plan of Reorganization does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because there is no holder of any interest that is junior to any of the Rejecting Classes that is receiving or retaining any property under the Plan of Reorganization on account of such junior interest, and the holders of Claims in Classes senior to the Rejecting

                  Classes are receiving distributions the value of which, on the Effective Date, is less than 100% of the allowed amount of their Claims. Thus, the Plan of Reorganization may be confirmed notwithstanding the deemed rejection by the Rejecting Classes, thereby satisfying the requirements of sections 1129(b)(1) and (b)(2) of the Bankruptcy Code.

            MM.   Principal Purpose of the Plan of Reorganization (11 U.S.C.
                  Section 1129(d)). The principal purpose of the Plan of Reorganization is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, as amended, thereby satisfying the requirements of section 1129(d) of the Bankruptcy Code.

            NN. Good Faith Solicitation (11 U.S.C. Section 1125(e)). Based on the record before the Bankruptcy Court in these Reorganization Cases, (i) the Debtors are deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) based on the foregoing, the Debtors, the members of the Creditors' Committee, the Backstop Purchasers and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer, issuance, sale or purchase of any securities under the Plan of Reorganization.

            OO. Exculpation, Injunction and Releases. The Bankruptcy Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the exculpation, injunctions and releases set forth in Sections 11.8, 11.5 and 11.9 of the Plan of Reorganization, respectively. Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the unopposed releases set forth in Sections 11.5 and 11.9 of the Plan of Reorganization, respectively, if, as has been established here, such provisions (i) are essential to the formulation and implementation of the Plan of Reorganization, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtors' estates, (iii) are fair and reasonable and (iv) are in the best interests of the Debtors, their estates and holders of Claims and Equity Interests. Further, the exculpation provision in the Plan of Reorganization does not relieve any party of liability for an act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence or the other exceptions set forth therein. Based upon the record of the Reorganization Cases and the evidence proffered, adduced and/or presented at the Confirmation Hearing, this Court finds that the exculpation, injunction and releases set forth in Section 11 of the Plan of Reorganization are consistent with the Bankruptcy Code and applicable law.

            PP. Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan of Reorganization satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

            QQ. Assumption of Executory Contracts and Unexpired Leases. The Debtors have satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption and/or the assumption and assignment of executory contracts and unexpired leases pursuant to the Plan of Reorganization.

            RR. Transfers by Debtors. The revesting, on the Effective Date, of the property of the Debtors' estates: (a) vests the appropriate Reorganized Debtors or their successors or assigns, as the case may be, with good title to such property, free and clear of all Claims and Equity Interests, except as expressly provided in the Plan of Reorganization or this Confirmation Order; and (b) does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

            SS. Retention of Jurisdiction. On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters, including, but not limited to, those matters set forth in Sections 8 and 13 of the Plan of Reorganization, arising in and under, and related to, the Reorganization Cases for, among other things, the purposes set forth in Sections 8.1 and 13 of the Plan of Reorganization and section 1142 of the Bankruptcy Code, as well as any (i) motions filed prior to the Effective Date requiring authorization to use, sell, or lease assets outside the ordinary course of business pursuant to section 363 of the Bankruptcy Code and (ii) motions to assume, assume and assign, or reject executory contracts or unexpired leases pursuant to Sections 8.1 and 8.5 of the Plan of Reorganization.

                               CONCLUSIONS OF LAW

            1. Conclusions of Law. The conclusions of law set forth herein and by the Bankruptcy Court at the conclusion of the Confirmation Hearing constitute the Bankruptcy Court's conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

            2. Confirmation. The Plan of Reorganization and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.

            3. Solicitation and Notice. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of the Debtors' Reorganization Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. The solicitation of votes on the Plan of Reorganization complied with the solicitation procedures in the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of the Debtors' Reorganization Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. Notice of the Plan Supplement, and all related documents, was appropriate and satisfactory based upon the circumstances of the Debtors' Reorganization Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

            4. Objections. All parties have had a full and fair opportunity to litigate all issues raised by the Objections, or which might have been raised, and the Objections have been fully and fairly litigated. All Objections, responses, statements and comments in opposition to the Plan of Reorganization, other than those withdrawn with prejudice in their entirety prior to the Confirmation Hearing or otherwise resolved on the record of the Confirmation Hearing and/or herein, shall be, and hereby are, overruled for the reasons stated on the record. As noted on the record of the Confirmation Hearing, the ERISA Objection is withdrawn as an objection to confirmation of the Plan of

                  Reorganization, and the issues raised therein will be addressed in the claims resolution process with the rights of all parties reserved with respect thereto.

            5. Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, upon entry of this Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan of Reorganization and the Plan Supplement shall bind (i) any holder of a Claim against or Equity Interest in the Debtors and their respective successors and assigns, whether or not such Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization, (ii) any and all non-Debtor parties to assumed executory contracts and unexpired leases with any of the Debtors, (iii) the Objectors, (iv) every other party in interest in the Reorganization Cases and (v) all parties receiving property under the Plan of Reorganization and the Plan Supplement documents, and their respective heirs, executors, administrators, successors, or assigns.

            6. Vesting of Assets (11 U.S.C. Section 1141(b), (c)). Pursuant to Section 11.1 of the Plan of Reorganization, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in each of the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan of Reorganization. Upon the Effective Date, the

                  Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, including any and all actions to be taken to effectuate the Restructuring Transactions.

            7. Objections to Claims. The Reorganized Debtors shall be entitled to object to all Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date, as such time may be extended by order of the Bankruptcy Court, and
                  (ii) such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

            8. Disputed Claims. If any portion of a Claim is disputed, then no payment or distribution shall be made on account of the portion of such Claim that is disputed unless and until such Disputed Claim becomes an Allowed Claim. On the next Distribution Date after a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, the property distributable with respect to such Claim in accordance with Sections 4.4, 4.11, 4.16 and 4.21 of the Plan of Reorganization, as applicable, and any net earnings attributable thereto. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed, and any property withheld pending the resolution of such Claim shall be reallocated in accordance with Sections 4.4, 4.11, 4.16 and 4.21 of the Plan of Reorganization, as applicable, together with any net earnings attributable thereto.

            9. Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. Section 1123(b)(2)). Pursuant to Section 8.1 of the Plan of Reorganization, as of the Effective Date all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed rejected by the Debtors, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated on Schedule 8.1 to the Plan of Reorganization as an executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors shall have twenty (20) days from the date of service of the Assumption Notice to file and serve any objection to the assumption by the Debtors of such executory contracts or unexpired leases and/or the proposed cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Section 8.1 of the Plan of Reorganization, the Debtors shall retain their rights (after giving notice to the Creditors' Committee) to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults. Notwithstanding any omission from Schedule 8.1 to the Plan of Reorganization, all non-disclosure agreements to which any of the Debtors is a counterparty shall be deemed assumed upon entry of the confirmation order expressly conditioned upon and subject to the occurrence of the Effective Date and the cure costs in connection with each such agreement shall be fixed at $0.00.

            10. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan of Reorganization. In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon the attorneys for the Debtors on or before the date that is thirty (30) days after the later of
                  (i) the date of service of notice of the

                  Confirmation Date, (ii) notice of modification to Schedule 8.1 to the Plan of Reorganization, or (iii) the date of service of notice of such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

            11. General Authorization. Each of the officers of New Loral, New Skynet, New SS/L and the other Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan of Reorganization.

            12. Substantive Consolidation. Entry of this Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Ltd. Debtors, the Orion Debtors, the SpaceCom Debtors and the SS/L Debtors, respectively, for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation and distribution, and subject to the terms outlined in Section 5.1 of the Plan of Reorganization. The substantive consolidation effected pursuant to Section 5.1 of the Plan of Reorganization shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth in

                  Section 5.1 of the Plan of Reorganization) affect: (i) the legal and organizational structure of the Debtors; (ii) pre and post-Commencement Date guarantees, Liens and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, or (B) pursuant to the Plan of Reorganization; or
                  (iii) distributions out of any insurance policies or proceeds of such policies.

            13. Subordination of Securities Litigation Claims. Subject to paragraph 4 of this Confirmation Order as it applies to the ERISA Objection, Entry of this Confirmation Order shall constitute the approval, pursuant to section 510(b) of the Bankruptcy Code, of the subordination of the Securities Litigation Claims classified in Ltd. Class 7 (Securities Litigation Claims); each holder of an Allowed Securities Litigation Claim shall not receive or retain any interest or property under the Plan of Reorganization on account of such Securities Litigation Claim.

            14. Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications and supplements thereto permitted by the Plan of Reorganization or this Confirmation Order, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referenced therein), are authorized and approved, including, but not limited to the (i) draft New Skynet Notes

                  Indenture, (ii) Form of New Skynet Note, (iii) Registration Rights Agreement (New Loral Common Stock, New Skynet Preferred Stock and New Skynet Notes), (iv) Subscription Forms for Rights Offering, (v) New Loral Certificate of Incorporation,
                  (vi) New Loral Bylaws, (vii) New Skynet Certificate of Incorporation, (viii) Certificate of Designation of New Skynet Preferred Stock, (ix) New Skynet Bylaws, (x) New SS/L Certificate of Incorporation, (xi) New SS/L Bylaws, (xii) Loral SpaceCom Corporation Certificate of Incorporation,
                  (xiii) Loral SpaceCom Corporation Bylaws, (xiv) Loral Space & Communications Holdings Corporation (f/k/a Loral Space & Communications Corporation) Certificate of Incorporation, (xv) Loral Space & Communications Holdings Corporation (f/k/a Loral Space & Communications Corporation) Bylaws, (xvi) Certificate of Amendment to Certificate of Incorporation of (a) Loral Space & Communications Corporation (n/k/a Loral Space & Communications Holdings Corporation), (b) Loral Communications Services, Inc., (c) Loral CyberStar Services, Inc., (d) Loral Skynet Network Services, Inc. and (e) Loral CyberStar International, Inc., (xvii) Backstop Commitment Agreement, (xviii) New Management Stock Plan, (xix) Form of New Loral Employment Contract, (xx) Form of Employment Contract of Bernard L. Schwartz, (xxi) SERP Amendment, (xxii) List of Subsidiaries that Will Be Merged or Dissolved and Assets to Be Transferred, (xxiii) Schedule of Executory Contracts and Unexpired

                  Leases to Be Assumed Pursuant to the Plan (Schedule 8.1 to the
                  Plan) and (xxiv) List of Surviving Debtors Whose Organizational Documents Are Not Being Revised. Subject to the terms of the Plan of Reorganization, without need for further order or authorization of this Court, with the consent of the Creditors' Committee, the Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan of Reorganization. The Debtors are authorized to enter into the Backstop Commitment Agreement and to pay all fees and expenses thereunder in accordance with the terms thereof.

            15. Cancellation of Existing Securities and Agreements. Except (i) as otherwise expressly provided in the Plan of Reorganization,
                  (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan of Reorganization, and/or (iv) with respect to any Claim that is reinstated and rendered unimpaired under the Plan of Reorganization, on the Effective Date, the promissory notes, share certificates for the existing common stock of Loral Ltd., share certificates for the existing preferred stock of Loral Ltd., Ltd. Notes, Orion 10% Notes, Orion Stub Notes, Indentures and other instruments evidencing any Claims or Equity Interests shall be deemed automatically cancelled without further act or action under any applicable agreement, law regulation, order, or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the Ltd. Notes, Orion 10% Notes, Orion Stub Notes and Indentures shall continue in effect solely for the purposes of (i) allowing the holders of Allowed Note Claims to receive their distributions under the Plan of Reorganization, (ii) allowing the applicable Indenture Trustee to make the distributions to be made on account of the Ltd. Notes, Orion 10% Notes and Orion Stub Notes and (iii) permitting each Indenture Trustee to assert its Charging Lien against such distributions for payment of the Indenture Trustee Fees.

            16. Authorization of New Securities. Pursuant to Section 10.4 of the Plan of Reorganization, New Loral and New Skynet, as applicable, are authorized without further act or action under applicable law, regulation, order, or rule, to issue (a) the New Loral Common Stock, (b) the New Skynet Preferred Stock,
                  (c) the New Skynet Notes, (d) the Subscription Rights and (e) the Options.

            17.   Securities Laws Exemption. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance under the Plan of Reorganization of the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet

                  Notes and the Subscription Rights shall be, and hereby is exempt from the registration requirements of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and any State or local law requiring registration for the offer of sale of a security.

            18. New Management Stock Plan. Entry of this Confirmation Order constitutes the approval of the New Management Stock Plan, which shall be and shall be deemed to be adopted by New Loral and effective as of the Effective Date. The solicitation of votes on the Plan of Reorganization includes and is deemed to be a solicitation for approval of the New Management Stock Plan by the holders of the New Loral Common Stock.

            19. Payment of Statutory Fees. All fees due and payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court shall be paid on the Effective Date, and thereafter as may be required.

            20. Exemption From Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan of Reorganization, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan of Reorganization, the Restructuring Transactions, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan of Reorganization and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

            21. Date of Distributions. Pursuant to Section 6.4 of the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization, any distributions and deliveries to be made under the Plan of Reorganization shall occur on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            22. Allocation of Distributions. To the extent that any Allowed Claim entitled to a distribution under the Plan of Reorganization consists of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

            23. Final Fee Applications. Notwithstanding Section 2.2 of the Plan of Reorganization, any and all entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date, including any such applications under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the
                  Bankruptcy Code, (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date and (ii) shall be paid in full in such amounts as are allowed by this Court (A) five (5) Business Days after the date upon which the order relating to any such Administrative Expense Claim is entered or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors, or, if on or after the Effective Date, the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course of business and without the need for Bankruptcy Court approval. In accordance with Section 2.2 of the Plan of Reorganization, the Debtors will support (and the Creditor's Committee will not object to) applications for the reimbursement of reasonable fees and expenses (x) pursuant to section 503(b) of the Bankruptcy Code of attorneys for MHR Fund Management LLC and its affiliates, Contrarian Capital Trade Claims, LP and Angelo, Gordon & Co., L.P. and (y) for MHR Fund Management LLC and its affiliates, incurred in connection with the preparation and filing, including filing fees, of submissions under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 or fees and expenses associated with other regulatory filings.

            24. Discharge of Debtors. Pursuant to Section 11.4 of the Plan of Reorganization, upon the Effective Date and in consideration of the distributions to be made under the Plan of Reorganization, except as otherwise expressly provided in the Plan of Reorganization, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

            25. Exculpation. Pursuant to Section 11.8 of the Plan of Reorganization, notwithstanding anything contained therein to the contrary, as of the Effective Date, none of (i) the Debtors and the Debtors' officers, directors and employees,
                  (ii) the Creditors' Committee and any subcommittee thereof,
                  (iii) the Equity Committee, (iv) the Agent, (v) the Indenture Trustees, (vi) the JPLs, (vii) the accountants, financial advisors, investment bankers, agents and attorneys for the Debtors, (viii) the Backstop Purchasers and their affiliates and (ix) the directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, or attorneys for any of the persons or entities described in (ii), (iii), (iv), (v), (vi) and (viii) above (but solely in their capacities as such) shall have or incur any liability for any claim, cause of action, or other assertion of liability for any action taken or omitted to be taken since the Commencement Date in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan of Reorganization, property to be distributed under the Plan of Reorganization, or any other act or omission in connection with the Reorganization Cases, the provisional liquidation of the Bermudian Debtors, the Plan of Reorganization, the Disclosure Statement, or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence; and provided, further that such exculpation shall not be more broad than section 11.12 of the Plan of Reorganization, as set forth in Paragraph J.(a) of this Confirmation Order.

            26. Releases of Representatives. Pursuant to Section 11.9 of the Plan of Reorganization, effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of: (a) the services provided by the present and former directors, officers, employees, affiliates, agents, financial advisors, attorneys and representatives of the Debtors to the Debtors who acted in such capacities after the Commencement Date; (b) the services of the Creditors' Committee and the Backstop Purchasers and their affiliates;
                  (c) the services of the Equity Committee; (d) the services of the Agent; (e) the services of each Indenture Trustee; and (f) the services of the

                  JPLs, and their respective professionals in connection with the Reorganization Cases and the provisional liquidations of the Bermudian Debtors, (x) the Debtors and the Reorganized Debtors; (y) each holder of a Claim or Equity Interest that votes to accept the Plan of Reorganization (or is deemed to accept the Plan of Reorganization); and (z) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Equity Interest that does not vote to accept the Plan of Reorganization, shall release unconditionally and forever each present or former director, officer, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity after the Commencement Date, the Creditors' Committee, each member of the Creditors' Committee, the Backstop Purchasers, the Equity Committee, each member of the Equity Committee, the Agent, the Indenture Trustees, the JPLs, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all claims or causes of action whatsoever in connection with, related to, or arising out of the Reorganization Cases, the pursuit of confirmation of the Plan of Reorganization, the consummation thereof, the administration thereof, or the property to be distributed thereunder, and the provisional liquidation of the Bermudian Debtors; provided, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any such person or entity; and provided, further that such release shall not be more broad than section 11.12 of the Plan of Reorganization, as set forth in Paragraph J.(a) of this Confirmation Order.

            27. Injunction. Pursuant to Section 11.5 of the Plan of Reorganization, except as otherwise expressly provided in the Plan of Reorganization, all persons or entities who have held, hold or may hold Claims or Equity Interests and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors or Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Equity Interest. The terms of such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

            28. Notwithstanding the foregoing, Section 11.5 of the Plan of Reorganization shall not in any way adversely impact the LM Entities' alleged setoff and recoupment rights as set forth in the adversary proceeding styled Space Systems/Loral, Inc. v. International Launch Services, Inc., Lockheed Martin Comm'l Launch Services, Inc. and Lockheed Khrunichev-Energio Int'l, Inc., Adv. Proc. No. 04-2955 (RDD).

            29. Injunction Against Interference With the Plan of Reorganization. Pursuant to Section 11.7 of the Plan of Reorganization and subject to all parties' rights under the Bankruptcy Code and Bankruptcy Rules, (a) upon entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization and (b) nothing in the Plan of Reorganization or this Confirmation Order shall affect, release, enjoin, or impact in any way the prosecution of any violations of fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended, 29

                  U.S.C. 1001 et seq., against any Non-Debtor entity, including but not limited to, the claims asserted against the Non-Debtor defendants in the pending action in the United States District Court for the Southern District of New York styled In re Loral Space ERISA Litigation, Master File No. 03-CV-9729 (CTS).

            30. Avoidance Actions. Pursuant to Section 11.10 of the Plan of Reorganization, other than any actions covered by releases granted in the Plan of Reorganization, or by this Confirmation Order, from and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession. Any rights of the Equity Committee to prosecute claims set forth in the complaint filed in Adversary Proceeding No. 05-02309
                  (RDD), if any, are subject to the Order Denying Motion of the Official Committee of Equity Security Holders for Leave to Prosecute Claim, entered of even date herewith.

            31. Retention of Causes of Action/Reservation of Rights. Pursuant to Section 11.11 of the Plan of Reorganization, nothing contained in the Plan of Reorganization or this Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation,
                  (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives and (ii) any and all Claims for the turnover of any property of the Debtors' estates. Nothing contained in the Plan of Reorganization or this Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan of Reorganization. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors' legal and equitable rights respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

            32. Terms of Injunctions or Stays. Pursuant to Section 11.6 of the Plan of Reorganization, unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section

                  105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

            33. Exit Financing. The terms and conditions of the Amended and Restated Letter of Credit Reimbursement Agreement (the "Exit L/C Agreement") between SS/L, as borrower, and JPMorgan Chase Bank, N.A., as issuing lender (the "Issuing Lender"), any security documents and all other documents related thereto (together with the Exit L/C Agreement, the "Exit L/C Loan Documents") are approved and ratified as being entered into in good faith and being critical to the success of the Plan of Reorganization. New SS/L is hereby authorized to execute and deliver the Exit L/C Loan Documents and to perform all of its obligations thereunder. The Exit L/C Loan Documents shall constitute legal, valid, binding and authorized obligations of SS/L, as a Reorganized Debtor, enforceable in accordance with their terms. New SS/L is hereby authorized to pay all fees, costs and expenses in connection with the Exit L/C Loan Documents. On the Effective Date, all of the liens and security interests to be granted in accordance with the Exit L/C Loan Documents shall be deemed approved and shall be legal, valid, binding and enforceable first priority liens on the collateral securing the obligations under the Exit L/C Loan Documents. In furtherance of the foregoing, SS/L, as a Reorganized

                  Debtor, is hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of any applicable federal, state or other law that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate with the Issuing Lender to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to give notice of such liens and security interests to third parties.

            34. Notwithstanding anything to the contrary contained in the Plan of Reorganization or in this Confirmation Order, all obligations incurred by SS/L under (i) the Letter of Credit Reimbursement Agreement, dated as of April 2, 2004, between SS/L, as borrower, and JPMorgan Chase Bank, N.A. (the "Postpetition L/C Agreement") and (ii) the Cash Collateral Agreement, dated as of April 2, 2004, between SS/L, as pledgor, and JPMorgan Chase Bank, N.A. (the "Cash Collateral Agreement" and together with the Postpetition L/C Agreement, any security documents and all other documents related thereto, the "Postpetition L/C Loan Documents"), shall not be discharged and all liens and security interests granted in connection therewith shall remain in full force and effect (and SS/L hereby waives any such discharge pursuant to Bankruptcy Code Section 1141(d)(4)). All fees, costs and expenses paid by SS/L in connection with the Postpetition

                  L/C Loan Documents are hereby ratified and approved, and are not subject to any defense, counterclaim, offset, or avoidance.

            35. Dissolution of Statutory Committees. Pursuant to Section 14.7 of the Plan of Reorganization, effective thirty (30) days after the Effective Date if no appeal of this Confirmation Order is then pending, the Creditors' Committee and the Equity Committee shall dissolve with respect to the Debtors and their respective members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Reorganization Cases, with the exception that the Creditors' Committee and the Equity Committee and their respective professionals shall continue to be authorized to perform their duties with respect to (i) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (ii) motions seeking the enforcement of the provisions of the Plan of Reorganization and the transactions contemplated under the Plan of Reorganization or this Confirmation Order and (iii) with respect to any adversary proceeding or appeal commenced on or prior to the Effective Date.

            36. Plan Modifications. Subject to Section 14.11(a) of the Plan of Reorganization, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors or the Reorganized Debtors, subject to the consent of the Creditors' Committee, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

            37. Other Amendments to the Plan of Reorganization. Prior to the Effective Date, the Debtors, subject to the consent of the Creditors' Committee, may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

            38. Notice of Entry of Confirmation Order. On or before the date that is ten (10) days after entry of this Confirmation Order, the Debtors shall serve by first class mail a notice of the entry of this Confirmation Order, in substantially the form annexed hereto as Exhibit C (the "Confirmation Notice"), to each of the following at their respective addresses last known to the Debtors: (i) the Office of the United States Trustee for the Southern District of New York, (ii) the attorneys for the Creditors' Committee, (iii) the attorneys for the Equity Committee, (iv) the attorneys for the Agent, (v) the attorneys for the Backstop Purchaser, (vi) all parties entitled to notice pursuant to this Court's Order, dated July 15, 2003, establishing notice procedures in these chapter 11 cases,
                  (vii) the Securities and Exchange Commission and the District Director of the Internal Revenue Service for the Southern District of New York, (viii) all persons or entities listed in the Debtors' schedules of assets and liabilities, or any amendments thereto, (ix) all counterparties to executory contracts and unexpired leases to be assumed pursuant to the Plan of Reorganization and (x) any other known holders of Claims against or Equity Interests in the Debtors. Such service shall constitute good and sufficient notice pursuant to Bankruptcy Rule 2002(f)(7) and 2002(i)-(l) of the confirmation of the Plan of Reorganization and entry of this Confirmation Order. The Debtors shall also cause the Confirmation Notice to be published as promptly as practicable after the Effective Date once in each of The Wall Street Journal (national and international editions) and The New York Times (national edition).

            39.   Conditions Precedent to the Effective Date. Pursuant to
                  Section 12.1 of the Plan of Reorganization, the occurrence of the Effective Date of the Plan of Reorganization is subject to the conditions precedent enumerated in Section 12.1 of the Plan of Reorganization. The conditions precedent specified in
                  Section 12.1 of the Plan of Reorganization may be waived in whole or in part by the Debtors and the Creditors' Committee in each of their sole discretion, except with respect to
                  Section 12.1(f) of the Plan of Reorganization, which may be waived only by the Backstop Purchasers, in their sole discretion, but subject to the terms of and as provided in the Backstop Commitment

                  Agreement. Any such waiver may be effected at any time, without notice or leave or order of this Court, and must be in writing.

            40. Corporate Action. On the Effective Date, all matters provided for under the Plan of Reorganization that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet Notes, or the Subscription Rights, the issuance of the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet Notes and the Subscription Rights, the New Management Stock Plan, the effectiveness of the New Loral Certificate of Incorporation and the New Loral Bylaws, the effectiveness of the New Skynet Certificate of Incorporation and the New Skynet Bylaws, the effectiveness of the New SS/L Certificate of Incorporation and the New SS/L Bylaws, the effectiveness of the Reorganized Subsidiary Debtors' Certificates of Incorporation and Reorganized Subsidiary Debtors' Bylaws, all Restructuring Transactions to be effectuated pursuant to the Plan of Reorganization, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors, including New Loral, pursuant to the Plan of Reorganization and the authorization and approval of the New Loral Employment Contracts, and the qualification, of each of New Loral, New Skynet and New SS/L as a foreign corporation wherever the conduct of business by such entities requires such qualification shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors; provided, however, that in accordance with Section 10.2(a) of the Plan of Reorganization, the election or appointment, as the case may be, of each of Messrs. Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni (or any other director of the applicable Reorganized Debtors who is, immediately prior to the Effective Date, employed by or otherwise associated with MHR Fund Management LLC) as directors of the applicable Reorganized Debtors shall be deemed to have occurred and shall be in effect only from and after the date that is two (2) Business Days after the Effective Date. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors, including New Loral, shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction. Additionally, it is hereby ordered that (a) the directors of New Loral who were disclosed to the Bankruptcy Court pursuant to Section 10.2 of the Plan of Reorganization shall be deemed to have been elected by the action of the stockholders of New Loral at an annual meeting of the stockholders for the election of directors which shall be deemed to have validly occurred on the Effective Date, effective, with respect to the election of the directors specified in the proviso to the first sentence of this paragraph 40, two (2) Business Days thereafter and (b) in accordance with Section 10.2(a) of the Plan of Reorganization, the next annual meeting of the stockholders of New Loral shall take place not earlier than twelve (12) months after the Effective Date.

            41. No Further Action. All actions authorized to be taken pursuant to the Plan of Reorganization, including, without limitation, the Restructuring Transactions set forth in Section 5.2 of the Plan of Reorganization, shall be effective on or as of the Effective Date pursuant to this Confirmation Order, without further application to, or order of this Court, or further action by the respective officers, directors, members, or stockholders of New Loral, New Skynet, New SS/L, or the other Reorganized Debtors, and with the effect that such actions had been taken by unanimous action of such officers, directors, members, or stockholders.

            42. GlobalTel. On June 17, 2004, the United States Bankruptcy Court for the District of Delaware with jurisdiction over the chapter 11 cases of Globalstar, L.P. (the "Globalstar Bankruptcy Court") entered that certain Order Confirming the Debtors' First Modified Fourth

                  Amended Joint Plan Under Chapter 11 of the Bankruptcy Code (the "Globalstar Confirmation Order"). On June 29, 2004, the Globalstar Bankruptcy Court entered that certain Notice of (A) Entry of Order Confirming the Debtors' First Modified Fourth Amended Joint Plan Under Chapter 11 of the Bankruptcy Code,
                  (B) Occurrence of the Effective Date, (C) Deadline to File Proof of Certain Rejection Damage Claims and (D) Deadline to File Proof of Certain Administrative Claims (the "Globalstar Effective Date Notice"). Pursuant to the Globalstar Confirmation Order and the Globalstar Effective Date Notice, Ltd. is the owner by legal succession from Globalstar, L.P. of a 49% equity interest in Russian Closed Joint Stock Company "Globalstar-Space Telecommunications" ("CJSC GlobalTel"). Pursuant to the Plan of Reorganization, without further motion to or order of the Bankruptcy Court, (i) Ltd. will be liquidated under the laws of Bermuda, and (ii) on the Effective Date of the Plan of Reorganization, title to the equity interests in CJSC GlobalTel held by Ltd. shall irrevocably pass to New Loral or its affiliate designee (which shall be designated by New Loral no later than ten (10) days prior to the Effective Date of the Plan of Reorganization) such that New Loral or such affiliate designee shall be Ltd.'s legal successor with respect to Ltd.'s interest in the equity interest in CJSC GlobalTel. On or promptly after the Effective Date of the Plan of Reorganization,

                  Ltd. shall execute and provide to New Loral any documents reasonably requested by New Loral to evidence such legal succession.

            43.   Effect of Failure of Conditions to Effective Date. Pursuant to
                  Section 12.2 of the Plan of Reorganization, in the event the conditions precedent specified in Section 12.1 of the Plan of Reorganization have not been satisfied or waived by 120 days after the Confirmation Date, or, if such conditions would have been satisfied by such date but were not so satisfied as a result of the condition in Section 12.1(g) of the Plan of Reorganization not being so satisfied, then, such 120 day period shall be 180 days after the Confirmation Date, then (i) this Confirmation Order shall be vacated, (ii) no distributions under the Plan of Reorganization shall be made,
                  (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) all of the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors, the Backstop Purchasers, the Creditors' Committee, or any other entity in any further proceedings involving the Debtors.

            44. Revocation or Withdrawal of the Plan of Reorganization. The Debtors reserve the right to revoke or withdraw the Plan of Reorganization prior to the Effective Date. If the Debtors take such action, the Plan of Reorganization shall be deemed null and void. In such event, nothing contained in the Plan of Reorganization shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

            45. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan of Reorganization or a schedule or document in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            46. Severability. Each term and provision of the Plan of Reorganization, as it may have been altered or interpreted by this Court, is valid and enforceable pursuant to its terms.

            47. Conflicts Between Confirmation Order and Plan of Reorganization. The failure to specifically include any particular provision of the Plan of Reorganization in this Confirmation Order will not diminish the effectiveness of such provision, it being the intent of this Court that the Plan of Reorganization is confirmed in its entirety and it and the Plan Supplement are incorporated herein by this reference. To the extent of any inconsistency between the provisions of the Plan of

                  Reorganization and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Court.

            48. Reference. The failure specifically to include or reference any particular provision of the Plan of Reorganization or any related agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision or such related agreements, it being understood that it is the intent of this Court that the Plan of Reorganization be confirmed and such related agreements be approved in their entirety.

            49. Retention of Jurisdiction. This Court may properly, and upon the Effective Date shall, to the extent authorized by law, retain jurisdiction over the matters arising in and under, and related to, the Reorganization Cases, as set forth in Article 13 of the Plan of Reorganization and section 1142 of the Bankruptcy Code.

Dated: August 1, 2005
       New York, New York

                                    /s/ ROBERT D. DRAIN
                                    -----------------------------------
                                    HONORABLE ROBERT D. DRAIN
                                    UNITED STATES BANKRUPTCY JUDGE